Exhibit 4.6

SIXTH SUPPLEMENTAL INDENTURE

SIXTH SUPPLEMENTAL INDENTURE (this “Sixth Supplemental Indenture”), dated as of March 25, 2013, between Travelport LLC (f/k/a TDS Investor Corporation), a Delaware limited liability company, Travelport Holdings, Inc., a Delaware corporation (together with Travelport LLC, the “Issuer”), and Computershare Trust Company, N.A. (as successor to The Bank of Nova Scotia Trust Company of New York), as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee an Indenture, dated as of August 23, 2006, as supplemented by Supplemental Indenture No. 1 thereto on January 11, 2007, Supplemental Indenture No. 2 thereto on March 13, 2007, Supplemental Indenture No. 3 thereto on September 19, 2007, Supplemental Indenture No. 4 thereto on December 11, 2012, and Supplemental Indenture No. 5 thereto on March 20, 2013 (as so supplemented, the “Indenture”), providing for the issuance of $300,000,000 aggregate principal amount of the Issuer’s 11 7/8% Senior Subordinated Dollar Notes due 2016 and €160,000,000 aggregate principal amount of the Issuer’s 10 7/8% Senior Subordinated Euro Notes due 2016 (together, the “Notes”);

WHEREAS, Section 9.02 of the Indenture provides that the Indenture may be amended with the consent of the Holders of at least a majority in principal amount of the Notes (including Additional Notes, if any) then outstanding voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) (subject to certain exceptions);

WHEREAS the Issuer has indicated its desire and has requested that the Trustee join with it in entering into this Sixth Supplemental Indenture for the purpose of amending the Indenture in certain respects as permitted by Section 9.02 of the Indenture;

WHEREAS, (1) the Issuer has received the consent of the Holders of at least a majority in principal amount of the outstanding Notes and has satisfied all other conditions precedent, if any, provided under the Indenture to enable the Issuer and the Trustee to enter into this Sixth Supplemental Indenture, all as certified by an Officer’s Certificate delivered to the Trustee simultaneously with the execution and delivery of this Sixth Supplemental Indenture as contemplated by Section 9.02 of the Indenture, and (2) the Issuer has delivered to the Trustee simultaneously with the execution and delivery of this Sixth Supplemental Indenture an Opinion of Counsel relating to this Sixth Supplemental Indenture as contemplated by Section 9.06 of the Indenture; and

WHEREAS, the board of directors of the Issuer has authorized and approved the execution and delivery of this Sixth Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2) Amendments to the Indenture.

(a) The Indenture is hereby amended by adding the following definitions to Section 1.01 in proper alphabetical order:

“Attributable Debt” in respect of a Sale and Lease-Back Transaction means, at the time of determination, the lesser of (i) the fair market value of the property and (ii) the present value, discounted at the rate of interest implicit in the transaction, determined in accordance with GAAP, of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Lease-Back Transaction, including any period for which the lease has been extended or may, at the option of the lessor, be extended.

“Closing Date” means the date that the New Senior Notes and the New Senior Subordinated Notes are initially issued pursuant to the transactions described in the Consent Solicitation Statement.

“Consent Solicitation Statement” means the consent solicitation statement, dated March 11, 2013, relating to the solicitation of consents in respect of the Notes.

“eNett” means eNett International Limited and its Subsidiaries.

“Existing Senior Notes” means (A) (i) the 9 7/8% senior dollar fixed rate notes due 2014, (b) the dollar floating rate notes due 2014 and (c) the senior euro floating rate notes due 2014, in each case issued by Travelport LLC and Travelport Holdings, Inc. on the Issue Date under the indenture dated as of August 23, 2006, among the Travelport LLC, Travelport Holdings, Inc., the guarantors thereto and Computershare Trust Company, N.A., as trustee, as amended, restated, supplemented or otherwise modified from time to time, and (B) the Issuer’s 9% senior notes due 2016 issued on August 18, 2010 under the indenture, dated as of August 18, 2010, among the Issuer, the guarantors thereto and Wells Fargo Bank, National Association, as trustee, as amended, restated, supplemented or otherwise modified from time to time.

“GIT” means Galileo International Technology, LLC.

“New Senior Notes” means the (i) Senior Floating Rate Notes due 2016, and (ii) Senior Fixed Rate Notes due 2016, in each case issued by Travelport LLC and Travelport Holdings, Inc. on the Closing Date.

“New Senior Subordinated Notes” means the $25,000,000 aggregate principal amount of the Issuer’s 11 7/8% Senior Subordinated Notes due 2016 issued on the Closing Date.

“Orbitz” means Orbitz Worldwide, Inc.

“Second Lien Credit Agreement” means the Second Lien Credit Agreement, dated as of March 11, 2013, by and among the Issuer, Holdings, Foreign Holdco, TDS Investor (Luxembourg) S.A.R.L., and the lenders parties thereto, as amended, restated, supplemented or otherwise modified from time to time.

“Second Lien Notes” means (i) Travelport LLC’s Series A Second Priority Senior Notes due 2016 and (ii) Travelport LLC’s Series B Second Priority Senior Notes due 2016, in each case issued on November 30, 2011 under the indenture dated as of November 30, 2011, among Travelport LLC, the guarantors thereto and Wells Fargo Bank, National Association, as trustee and collateral agent, as amended, restated, supplemented or otherwise modified from time to time.

(b) The Indenture is hereby amended by deleting the following definitions contained in Section 1.01 of the Indenture: “Acquisition”, “Covenant Suspension Event”, “Refunding Capital Stock”, “Reversion Date”, “Suspended Covenants,” and “Treasury Capital Stock.”

(c) The Indenture is hereby amended by deleting the definition of “Affiliate” contained in Section 1.01 of the Indenture and restating it as follows:

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, (1) “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise, and (2) a Person who holds direct or indirect ownership of 10% or more of the Equity Interests in Holdings shall be deemed to be an Affiliate of Holdings.

(d) The Indenture is hereby amended by deleting the definition of “Asset Sale” contained in Section 1.01 of the Indenture and restating it as follows:

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of Holdings or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with Section 4.09), whether in a single transaction or a series of related transactions;

in each case, other than:

(a) any disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out equipment in the ordinary course of business or any disposition of inventory or goods (or other assets) held for sale in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of Holdings or the Issuer in a manner permitted pursuant to the provisions described under Section 5.01 hereof or any disposition that constitutes a Change of Control pursuant to this Indenture;

(c) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and, to the extent required thereby, is included in calculating the amount of Restricted Payments permitted, under Section 4.07 hereof;

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value of less than $15.0 million;

(e) any disposition of property or assets or issuance of securities by a Subsidiary of Holdings to Holdings or by Holdings or a Restricted Subsidiary of Holdings to another Restricted Subsidiary of Holdings;

(f) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g) the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(h) [Reserved];

(i) non-consensual foreclosures on assets with an aggregate fair market value of $1.0 million;

(j) sales of accounts receivable, or participations therein, in connection with any Receivables Facility; and

(k) any Sale and Lease-Back Transaction permitted by this Indenture with respect to property built or acquired by Holdings or any Restricted Subsidiary after the Closing Date;

(e) The Indenture is hereby amended by deleting the definition of “Consolidated Net Income” contained in Section 1.01 of the Indenture and restating it as follows:

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(1) any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses, severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded,

(2) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(3) any after-tax effect of income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded,

(4) any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or abandonments other than in the ordinary course of business shall be excluded,

(5) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of Holdings shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to Holdings or a Restricted Subsidiary thereof in respect of such period,

(6) the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided that Consolidated Net Income of Holdings will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash within five Business Days) to Holdings or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

(7) effects of adjustments (including the effects of such adjustments pushed down to Holdings and its Restricted Subsidiaries) in the property and equipment, software and other intangible assets, deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to any consummated acquisition after the

Closing Date that is permitted under this Indenture or the amortization or write-off of any amounts thereof, net of taxes (other than the impact of unfavorable contract liabilities and commission agreements under purchase accounting), shall be excluded,

(8) any after-tax effect of income (loss) from the early extinguishment of (i) Indebtedness, (ii) Hedging Obligations or (iii) other derivative instruments shall be excluded,

(9) any impairment charge or asset write-off, including without limitation impairment charges or asset write-offs related to intangible assets, long-lived assets or investments in debt and equity securities, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(10) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights shall be excluded,

(11) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any adjustments to liabilities due to the former owners of Orbitz under the tax sharing arrangement or integration and non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded,

(12) [Reserved], and

(13) the following items shall be excluded:

(a) any net unrealized gain or loss (after any offset) resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133; and

(b) any net unrealized gain or loss (after any offset) resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk).

(f) The Indenture is hereby amended by deleting the definition of “Credit Facilities” contained in Section 1.01 of the Indenture and restating it as follows:

“Credit Facilities” means, with respect to Holdings or any of its Restricted Subsidiaries, one or more debt facilities, including the Senior Credit Facilities, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness under which and to the extent money is loaned (including any payment of fees or original issue discount) to Holdings or its Restricted Subsidiaries, evidenced by any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 4.09 hereof) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

(g) The Indenture is hereby amended by deleting the definition of “Designated Non-cash Consideration” contained in Section 1.01 of the Indenture and restating it as follows:

“Designated Non-cash Consideration” means the fair market value of non-cash consideration (other than repayment, redemption, purchase, defeasance, or refinancing of Indebtedness of Holdings or a Restricted Subsidiary) received by Holdings or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Issuer, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

(h) The Indenture is hereby amended by deleting the definition of “EBITDA” contained in Section 1.01 of the Indenture and restating it as follows:

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

(1) increased (without duplication) by:

(a) provision for taxes based on income or profits or capital, including, without limitation, state, franchise and similar taxes (such as the Pennsylvania capital tax) and foreign withholding taxes of such Person paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income; plus

(b) Fixed Charges of such Person for such period (including (x) net losses for Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (y) costs of surety bonds in connection with financing activities, in each case, to the extent included in Fixed Charges), together with items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (1)(w), (x) and (y) thereof to the extent the same was deducted (and not added back) in calculating such Consolidated Net Income; plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(d) any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by this Indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the Transaction and (ii) any amendment or other modification of the Notes, and, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(e) the amount of any restructuring charges, integration costs or other business optimization expenses or reserves deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions permitted under this Indenture after the Closing Date, and costs related to the closure and/or consolidation of facilities; plus

(f) any other non-cash charges, including any write offs or write downs and the amortization of up-front bonuses in connection with the supplier services business, reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(g) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(h) the amount of management, monitoring, consulting and advisory fees and related expenses paid in such period to the Investors to the extent otherwise permitted under Section 4.11 hereof; plus

(i) [Reserved];

(j) [Reserved];

(k) any costs or expense incurred by Holdings or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of Holdings or net cash proceeds of an issuance of Equity Interest of Holdings (other than Disqualified Stock) and solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (3) of Section 4.07(a) hereof; and

(2) decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period.

(i) The Indenture is hereby amended by deleting the definition of “Excluded Contribution” contained in Section 1.01 of the Indenture and restating it as follows:

“Excluded Contribution” means net cash proceeds received by Holdings from:

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of Holdings or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of Holdings) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of Holdings,

in each case designated as Excluded Contributions pursuant to an officer’s certificate executed by the principal financial officer of the Issuer on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of Section 4.07(a) hereof.

(j) The Indenture is hereby amended by deleting the definition of “fair market value” contained in Section 1.01 of the Indenture and restating it as follows:

“fair market value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Issuer in good faith; provided that if the fair market value is equal to or exceeds $20.0 million, such determination shall be made by the Board of Directors of the Issuer in good faith.

(k) The Indenture is hereby amended by deleting the definition of “Fixed Charge Coverage Ratio” contained in Section 1.01 of the Indenture and restating it as follows:

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that Holdings or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge

Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by Holdings or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into Holdings or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer in accordance with Regulation S-X under the Exchange Act. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

(l) The indenture is hereby amended by deleting the definition of “GAAP” contained in Section 1.01 of the Indenture and restating it as follows:

“GAAP” means generally accepted accounting principles in the United States which are in effect on the Closing Date.

(m) The Indenture is hereby amended by deleting the definition of “Guarantor” contained in Section 1.01 of the Indenture and restating it as follows:

“Guarantor” means Holdings, GIT and each other Restricted Subsidiary that Guarantees the Notes on the Issue Date, together with any other Person that then Guarantees the Notes in accordance with the terms of this Indenture.

(n) The Indenture is hereby amended by deleting the definition of “Holdings” contained in Section 1.01 of the Indenture and restating it as follows:

“Holdings” means Travelport Limited, a Bermuda company.

(o) The Indenture is hereby amended by deleting the definition of “Indebtedness” contained in Section 1.01 of the Indenture and restating it as follows:

“Indebtedness” means, with respect to any Person, without duplication:

(1) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP; or

(d) representing any Hedging Obligations, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of the such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(3) to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business for primary obligations of Persons other than Affiliates (other than Orbitz) or (b) obligations under or in respect of Receivables Facilities.

(p) The Indenture is hereby amended by deleting the definition of “Independent Financial Advisor” contained in Section 1.01 of the Indenture and restating it as follows:

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged and as to which the Trustee does not object, such objection not to be unreasonably made.

(q) The Indenture is hereby amended by deleting the definition of “Investors” contained in Section 1.01 of the Indenture and restating it as follows:

“Investors” means The Blackstone Group, Angelo Gordon & Company, Q Investments, L.P. and each of their respective Affiliates but not including, however, any portfolio companies of any of the foregoing.

(r) The Indenture is hereby amended by deleting the definition of “Notes” contained in Section 1.01 of the Indenture and restating it as follows:

“Notes” means the Initial Dollar Notes and the Initial Euro Notes and more particularly means any Note authenticated and delivered under this Indenture. For all purposes of this Indenture, the term “Notes” shall also include any Additional Dollar Notes and Additional Euro Notes that may be issued under a supplemental indenture. Dollar Notes and the Euro Notes (including, in each case, any Exchange Notes issued in exchange therefor) are separate Series of Notes, but shall be treated as a single class for all purposes under this Indenture, except as set forth herein. For purposes of this Indenture, all references to Notes to be issued or authenticated upon transfer, replacement or exchange shall be deemed to refer to Notes of the applicable Series.

(s) The Indenture is hereby amended by deleting the definition of “Permitted Holders” contained in Section 1.01 of the Indenture and restating it as follows:

“Permitted Holders” means each of the Investors and members of management of Holdings (or its direct parent) on the Closing Date who are holders of Equity Interests of Holdings (or any of its direct or indirect parent companies) and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided, that, in the case of such group and without giving effect to the existence of such group or any other group, such Investors and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of Holdings or any of its direct or indirect parent companies.

(t) The Indenture is hereby amended by deleting the definition of “Permitted Investments” contained in Section 1.01 of the Indenture and restating it as follows:

“Permitted Investments” means:

(1) any Investment in Holdings or any of its Restricted Subsidiaries;

(2) any Investment in cash and Cash Equivalents or Investment Grade Securities;

(3) any Investment by Holdings or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Holdings or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4) any Investment in securities or other assets not constituting cash, Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the provisions described under Section 4.10 hereof or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Closing Date;

(6) any Investment acquired by Holdings or any of its Restricted Subsidiaries:

(a) in exchange for any other Investment or accounts receivable held by Holdings or any such Restricted Subsidiary in connection with or as a result of an arms’ length transaction involving the bankruptcy, workout, or reorganization of an insolvent or otherwise financially distressed issuer of such other Investment or accounts receivable; or

(b) as a result of a foreclosure by Holdings or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7) Hedging Obligations permitted under clause (10) of Section 4.09(b) hereof;

(8) any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (8) since the Issue Date that are at that time outstanding, not to exceed 6.0% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, that such Investment is not made for the purpose of or in contemplation of, and the Person in which such Investment is made does not have the purpose of, using such proceeds of such Investment for purposes of dividends or distributions to equity or debt holders of such Person;

(9) Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of Holdings, or any of its direct or indirect parent companies; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of Section 4.07(a) hereof;

(10) guarantees of Indebtedness permitted under Section 4.09 hereof;

(11) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of Section 4.11(b)(4) or 4.11(b)(8) hereof;

(12) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment in the ordinary course of business;

(13) [Reserved];

(14) Investments relating to a Receivables Subsidiary that, in the good faith determination of the Issuer, are necessary or advisable to effect any Receivables Facility;

(15) advances to, or guarantees of Indebtedness of, employees not in excess of $1.0 million outstanding at any one time, in the aggregate; and

(16) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practices;

provided, in the case of each of clauses (1) through (16) above, a “Permitted Investment” shall not include any Investment any portion of which is used to (x) prepay, redeem, purchase, defease, refinance, secure, finance redemptions or make payments in respect of Indebtedness of any direct or indirect parent of Holdings or any of their Affiliates (other than Holdings or a Restricted Subsidiary) or (y) pay any fees or other obligations in respect of any Sponsor Management Agreement.

(u) The Indenture is hereby amended by deleting the definition of “Permitted Liens” contained in Section 1.01 of the Indenture and restating it as follows:

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(4) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens securing Indebtedness permitted to be incurred pursuant to clause (4) of Section 4.09(b) hereof, provided, however, that any such Lien granted after the Closing Date shall be limited to all or part of the same property, equipment or Persons whose purchase, lease or improvement is financed by such Indebtedness;

(7) Liens existing on the Closing Date immediately following the closing of the Transaction that are not otherwise Permitted Liens or authorized under Section 4.12 hereof;

(8) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by Holdings or any of its Restricted Subsidiaries;

(9) Liens on property at the time Holdings or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into Holdings or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by Holdings or any of its Restricted Subsidiaries;

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to Holdings, the Issuer or another Guarantor permitted to be incurred in accordance with Section 4.09;

(11) Liens securing Hedging Obligations so long as related Indebtedness is, and is permitted to be under this Indenture, secured by a Lien on the same property securing such Hedging Obligations;

(12) Liens on specific items of inventory of other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(13) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of Holdings or any of its Restricted Subsidiaries and do not secure any Indebtedness;

(14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by Holdings and its Restricted Subsidiaries in the ordinary course of business;

(15) [Reserved];

(16) Liens on equipment of Holdings or any of its Restricted Subsidiaries granted in the ordinary course of business to Holdings’ clients;

(17) Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

(18) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8) and (9); provided, however, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8) and (9) at the time the original Lien became a Permitted Lien under this Indenture, and (ii) an amount necessary to pay any customary fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(19) deposits made in the ordinary course of business to secure liability to insurance carriers;

(20) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $10.0 million at any one time outstanding; provided, that such Liens do not secure obligations that are Subordinated Indebtedness;

(21) Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) under Section 6.01 hereof so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(22) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(23) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(24) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 4.09 hereof; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(25) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes; and

(26) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Holdings or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of Holdings or any of its Restricted Subsidiaries in the ordinary course of business. For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

(v) The Indenture is hereby amended by deleting the definition of “Receivables Facility” contained in Section 1.01 of the Indenture and restating it as follows:

“Receivables Facility” means any of one or more receivables financing facilities, as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, pursuant to which Holdings or any of its Restricted Subsidiaries sells accounts receivable in respect of value added tax (VAT) refunds owed by the countries of Greece and Italy (“VAT Receivables”) to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn sells such VAT Receivables to a Person that is not a Restricted Subsidiary; provided that (i) the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to Holdings or any of its Restricted Subsidiaries (other than a Receivables Subsidiary), (ii) the board of directors shall have determined in good faith that (x) such Receivables Facility is economically fair and reasonable to Holdings and its Restricted Subsidiaries taken as a whole and (y) all sales of VAT Receivables are made at market value, (iii) neither Holdings nor any Restricted Subsidiary (other than a Receivables Subsidiary) has any obligation to maintain or preserve the Receivables Subsidiary’s financial condition, and (iv) the amount of VAT Receivables sold under the Receivables Facility shall not exceed $37.0 million in the aggregate.

(w) The Indenture is hereby amended by deleting the definition of “Senior Credit Facilities” contained in Section 1.01 of the Indenture and restating it as follows:

“Senior Credit Facilities” means the Credit Facility under the Fifth Amended and Restated Credit Agreement, dated as of August 23, 2006, as amended and restated on December 11, 2012, by and among the Issuer, Foreign Holdco, Holdings, the lenders party thereto in their capacities as lenders thereunder and UBS AG, Stamford Branch, as Administrative Agent, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 4.09 hereof).

(y) The Indenture is hereby amended by deleting the definition of “Senior Indebtedness” contained in Section 1.01 of the Indenture and restating it as follows:

“Senior Indebtedness” means:

(1) all Indebtedness of the Issuer or any Guarantor outstanding under the Senior Credit Facilities, the Second Lien Credit Agreement, the Second Lien Notes and the related guarantees, or the Senior Notes and related Guarantees (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of the Issuer or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Closing Date or thereafter created or incurred) and all obligations of the Issuer or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(2) all Hedging Obligations (and guarantees thereof) owing to a Lender (as defined in the Senior Credit Facilities) or any Affiliate of such Lender (or any Person that was a Lender or an Affiliate of such Lender at the time the applicable agreement giving rise to such Hedging Obligation was entered into), provided that such Hedging Obligations are permitted to be incurred under the terms of this Indenture;

(3) any other Indebtedness of the Issuer or any Guarantor permitted to be incurred under the terms of this Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Senior Subordinated Notes or any related Guarantee; and

(4) all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3);

provided, however, that Senior Indebtedness shall not include:

(a) any obligation of such Person to Holdings or any of its Subsidiaries;

(b) any liability for federal, state, local or other taxes owed or owing by such Person;

(c) any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(d) any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person (other than Obligations with respect to Indebtedness outstanding under the Second Lien Credit Agreement or Indebtedness permitted to be incurred under the Second Lien Credit Agreement which is secured by a Lien which is pari passu to the Liens securing Indebtedness under the Second Lien Credit Agreement and permitted to be incurred hereunder); or

(e) that portion of any Indebtedness which at the time of incurrence is incurred in violation of this Indenture; provided, however that such Indebtedness shall be deemed not to have been incurred in violation of the Indenture for purposes of this clause if such Indebtedness consists of Designated Senior Indebtedness, and the holder (s) of such Indebtedness of their agent or representative (a) had no actual knowledge at the time of incurrence that the incurrence of such Indebtedness violated the Indenture and (b) shall have receive a certificate from an officer of the Issuer to the effect that the incurrence of such Indebtedness does not violate the provisions of this Indenture.

(z) The Indenture is hereby amended by deleting the definition of “Senior Notes” contained in Section 1.01 of the Indenture and restating it as follows:

“Senior Notes” means the Existing Senior Notes and the New Senior Notes.

(aa) The Indenture is hereby amended by deleting the definition of “Similar Business” contained in Section 1.01 of the Indenture and restating it as follows:

“Similar Business” means the businesses in which eNett and Orbitz are engaged or the businesses conducted or proposed to be conducted by Holdings and its Restricted Subsidiaries, including any business in the travel industry involving the providing of aggregation, search and transaction processing services (including hosting solutions IT subscription services and business intelligence services) to travel suppliers and travel agencies and any business in the travel industry involving the provision of booking, advertising or hospitality services.

(bb) The Indenture is hereby amended by deleting the definition of “Sponsor Management Agreement” contained in Section 1.01 of the Indenture and restating it as follows:

“Sponsor Management Agreement” means the management agreement between certain of the management companies associated with the Investors and the Issuer, as the same may be amended, and any successor agreement or similar agreements with the Investors and Holdings, any direct or indirect parent of Holdings, or any Restricted Subsidiary. For the avoidance of doubt, the Sponsor Management Agreement includes: (i) the Transaction and Monitoring Fee Agreement dated as of August 23, 2006, among Blackstone Management Partners V L.L.C. (the “Blackstone Advisor”), TCV VI Management L.L.C. (the “TCV Advisor” and, together with the Blackstone Advisor, the “Advisors”), and Travelport LLC (formerly known as TDS Investor Corporation) (the “Original Management Agreement”); (i) the Transaction and Monitoring Fee Agreement Termination Notice dated December 31, 2007 with respect to the Original Management Agreement, delivered to Travelport LLC by the Advisors (the “Notice”); (iii) the Letter

Agreement dated May 8, 2008, between the Advisors and Travelport LLC, with respect to the Original Agreement and the Notice (the “First Letter Agreement”); (iv) the letter agreement dated September 14, 2011, between the Advisors and Travelport LLC, with respect to the Original Agreement, the Notice and the First Letter Agreement; and (v) the Investment and Cooperation Agreement, dated December 7, 2006 by and among TDS Investor (Cayman) L.P., Travelport Worldwide Limited and OEP TP, Ltd.

(cc) The Indenture is hereby amended by deleting the definition of “Transaction” contained in Section 1.01 of the Indenture and restating it as follows:

“Transaction” means each of the transactions described in the Consent Solicitation Statement.

(dd) The Indenture is hereby amended by deleting the definition of “Unrestricted Subsidiary” contained in Section 1.01 of the Indenture and restating it as follows:

“Unrestricted Subsidiary” means:

(1) any Subsidiary of Holdings which at the time of determination is an Unrestricted Subsidiary (as designated by Holdings, as provided below); and

(2) any Subsidiary of an Unrestricted Subsidiary.

Holdings may designate any Subsidiary of Holdings (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, Holdings or any Subsidiary of Holdings (other than solely any Subsidiary of the Subsidiary to be so designated); provided that

(1) any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by Holdings;

(2) such designation complies with Section 4.07 hereof; and

(3) each of:

(a) the Subsidiary to be so designated; and

(b) its Subsidiaries

has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of Holdings or any Restricted Subsidiary, in which event such Unrestricted Subsidiary shall be deemed to have been a Restricted Subsidiary at the time of its designation for purposes of determining compliance with or violation of the covenants and other terms and conditions of this Indenture.

Holdings may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(1) Holdings could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio Test described in Section 4.09(a) hereof; or

(2) the Fixed Charge Coverage Ratio for Holdings and its Restricted Subsidiaries would be greater than such ratio for Holdings and its Restricted Subsidiaries immediately prior to such designation,

in each case on a pro forma basis taking into account such designation.

Any such designation by Holdings shall be notified by the Issuer to the Trustee by promptly filing with the Trustee a copy of the resolution of the board of directors of Holdings or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

(ee) The Indenture is hereby amended by deleting Section 1.02, and restating it as follows:

Section 1.02 Other Definitions.

Term	Defined in Section

“Acceptable Commitment”	4.10
“Affiliate Transaction”	4.11
“Asset Sale Offer”	4.10
“Authentication Order”	2.02
“Calculation Agent”	2.03
“Change of Control Offer”	4.14
“Change of Control Payment”	4.14
“Change of Control Payment Date”	4.14
“Covenant Defeasance”	8.03
“DTC”	2.03
“Event of Default”	6.01
“Excess Proceeds”	4.10

“GIT Successor”	4.15
“incur”	4.09
“Legal Defeasance”	8.02
“Mandatory Exchange”	2.06
“Note Register”	2.03
“Offer Amount”	3.09
“Offer Period”	3.09
“Pari Passu Indebtedness”	4.10
“Paying Agent”	2.03
“PIK Interest”	2.14
“Purchase Date”	3.09
“Redemption Date”	3.07
“Refinancing Indebtedness”	4.09
“Registrar”	2.03
“Restricted Payments”	4.07
“Second Commitment”	4.10
“Successor Company”	5.01
“Successor Person”	5.01

(ff) The Indenture is hereby amended by deleting Section 2.06(c)(i)(E) and restating it as follows:

(E) if such beneficial interest is being transferred to the Issuer or any of its Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(gg) The Indenture is hereby amended by deleting section 2.06(d)(i)(E) and restating it as follows:

(E) if such Restricted Definitive Note is being transferred to the Issuer or any of its Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(hh) The Indenture is hereby amended by deleting Section 4.03(a)(4) and restating it as follows:

(4) any other information, documents and other reports which Holdings would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

in each case, in a manner that complies in all material respects with the requirements specified in such form; provided that Holdings shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event Holdings shall make available such information to prospective purchasers of Notes, in addition to providing such information to the

Trustee and the Holders of the Notes, in each case within 15 days after the time Holdings would be required to file such information with the SEC, if it were subject to Sections 13 or 15(d) of the Exchange Act. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates). In addition, to the extent not satisfied by the foregoing, Holdings shall furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(ii) The Indenture is hereby amended by deleting Section 4.04 and restating it as follows:

Section 4.04	Compliance Certificate.

(a) Holdings, the Issuer and each other Guarantor (to the extent that such Guarantor is so required under the Trust Indenture Act) shall deliver to the Trustee, within 90 days after the end of each fiscal year ending after the Closing Date, a certificate from the principal executive officer, principal financial officer or principal accounting officer stating that a review of the activities of Holdings and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether Holdings, the Issuer and each such Guarantor (if so required) has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge Holdings, the Issuer and each such Guarantor (if so required) has kept, observed, performed and fulfilled each and every condition and covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions, covenants and conditions of this Indenture (or, if a Default shall have occurred, describing all such Defaults of which he or she may have knowledge and what action Holdings, the Issuer and any such Guarantor (if so required) is taking or proposes to take with respect thereto).

(b) When any Default has occurred and is continuing under this Indenture, or if the Trustee or the holder of any other evidence of Indebtedness of Holdings, the Issuer or any Subsidiary gives any notice or takes any other action with respect to a claimed Default, the Issuer shall promptly (which shall be no more than five (5) Business Days) deliver to the Trustee by registered or certified mail or by facsimile transmission an Officer’s Certificate specifying such event and what action the Issuer proposes to take with respect thereto.

(jj) The Indenture is hereby amended by deleting Section 4.05 and restating it as follows:

Section 4.05	Taxes.

Holdings shall pay, and shall cause the Issuer and each of its Restricted Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate negotiations or proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

(kk) The Indenture is hereby amended by deleting Section 4.07 and restating it as follows:

Section 4.07	Limitation on Restricted Payments.

(a) Holdings shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(I) declare or pay any dividend or make any payment or distribution on account of Holdings’, or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation other than:

(a) dividends or distributions by Holdings payable solely in Equity Interests (other than Disqualified Stock) of Holdings; or

(b) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, Holdings or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(II) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of Holdings or any direct or indirect parent of Holdings, including in connection with any merger or consolidation;

(III) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness;

(IV) make any Restricted Investment; or

(V) make any payment on or in respect of fees or other obligations under any Sponsor Management Agreement

(all such payments and other actions set forth in clauses (I) through (V) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) immediately after giving effect to such transaction on a pro forma basis, Holdings could incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) hereof (the “Fixed Charge Coverage Test”); and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Holdings and its Restricted Subsidiaries after the Closing Date (including Restricted Payments permitted by clauses (1), (9) and (14) of Section 4.07(b) hereof, but excluding all other Restricted Payments permitted by Section 4.07(b) hereof, is less than the sum of (without duplication):

(a) 50% of the consolidated Net Income of Holdings and its Restricted Subsidiaries as determined under GAAP for the period (taken as one accounting period) beginning April 1, 2013, to the end of Holdings’ recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such consolidated Net Income for such period is a deficit, minus 100% of such deficit; plus

(b) 100% of the aggregate net cash proceeds received by Holdings since immediately after the Closing Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of Section 4.09(a) hereof) from the issue or sale of:

(i) (A) Equity Interests of Holdings, but excluding cash proceeds and the fair market value of marketable securities or other property received from the sale of:

(x) Equity Interests to members of management, directors or consultants of Holdings, any direct or indirect parent company of Holdings and Holdings’ Subsidiaries after the Closing Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) Section 4.07(b) hereof; and

(y) Designated Preferred Stock; and

(B) to the extent such net cash proceeds are actually contributed to Holdings, Equity Interests of Holdings’ direct or indirect parent companies (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of Section 4.07(b) hereof); or

(ii) debt securities of Holdings that have been converted into or exchanged for such Equity Interests of Holdings;

provided, however, that this clause (b) shall not include the proceeds from (X) Equity Interests or convertible debt securities of Holdings sold to a Restricted Subsidiary, as the case may be, (Y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (Z) Excluded Contributions; plus

(c) 100% of the aggregate amount of cash contributed to the capital of Holdings following the Closing Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of Section 4.09(b) hereof) (other than by a Restricted Subsidiary and other than by any Excluded Contributions).

(b) The foregoing provisions of Section 4.07(a) hereof will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Indenture;

(2) [Reserved];

(3) the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Issuer or a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer or a Guarantor, as the case may be, which is incurred in compliance with Section 4.09(a) hereof so long as:

(a) the principal amount of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value, plus the amount of any reasonable premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness;

(b) such new Indebtedness is subordinated to the Notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value;

(c) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired; and

(d) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

(4) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of Holdings or any of its direct or indirect parent companies held by any future, present or former employee, director or consultant of Holdings, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided, however, that the aggregate Restricted Payments made under this clause (4) (x) do not exceed in any calendar year $20.0 million (which shall increase to $25.0 million subsequent to the consummation of an underwritten public Equity Offering by Holdings or any direct or indirect parent entity of Holdings) (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $25.0 million in any calendar year (which shall increase to $50.0 million subsequent to the consummation of an underwritten public Equity Offering by Holdings or any direct or indirect parent corporation of Holdings)) and (y) shall be related solely to such repurchases, retirements or other acquisitions for the purpose of complying with tax withholding requirements or otherwise complying with applicable statutes, laws and regulations; provided further that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds from the sale after the Closing Date of Equity Interests (other than Disqualified Stock) of Holdings and, to the extent contributed to Holdings, Equity Interests of any of Holdings’ direct or indirect parent companies, in each case to members of management, directors or consultants of Holdings, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Closing Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of Section 4.07(a) hereof; plus

(b) the cash proceeds of key man life insurance policies received by Holdings or its Restricted Subsidiaries after the Closing Date; less

(c) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (a) and (b) of this clause (4);

(5) [Reserved];

(6) (a) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by Holdings after the Closing Date, provided that the amount of dividends paid pursuant to this clause 6(a) shall not exceed the aggregate amount of cash actually contributed to Holdings after the Closing Date from the sale of such Designated Preferred Stock; or

(b) the declaration and payment of dividends to a direct or indirect parent company of Holdings, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent corporation issued after the Closing Date, provided that the amount of dividends paid pursuant to this clause (b) shall not exceed the aggregate amount of cash actually contributed to Holdings after the Closing Date from the sale of such Designated Preferred Stock;

provided, however, in the case of each of (a) and (b) of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance on a pro forma basis, Holdings and its Restricted Subsidiaries on a consolidated basis would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(7) Investments in eNett having an aggregate fair market value not to exceed $20.0 million at the time of such Investment (with the fair market value of such Investment being measured at the time made and without giving effect to subsequent changes in value);

(8) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(9) the declaration and payment of dividends on Holdings’ common stock (or the payment of dividends to any direct or indirect parent entity to fund a payment of dividends on such entity’s common stock), following the first public offering of Holdings’ common stock or the common stock of any of its direct or indirect parent companies after the Closing Date, of up to 6% per annum of the net cash proceeds received by or contributed to Holdings in or from any such public offering, other than public offerings with respect to Holdings’ common stock registered on Form S-8 and other than any public sale constituting an Excluded Contribution;

(10) Restricted Payments that are made with Excluded Contributions;

(11) [Reserved];

(12) distributions or payments of Receivables Fees;

(13) any Restricted Payment made in connection with the Transaction and the fees and expenses related thereto as described in any offering memorandum relating to the Transaction, whether owed to Affiliates or otherwise, in each case to the extent permitted by Section 4.11 hereof;

(14) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under Section 4.10 and Section 4.14 hereof; provided that all Notes validly tendered by Holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(15) the declaration and payment of dividends by Holdings to, or the making of loans to, any direct or indirect parent in amounts required for any direct or indirect parent companies to pay, in each case without duplication,

(a) franchise taxes and other fees, taxes and expenses required to maintain their corporate existence;

(b) federal, state and local income taxes, to the extent such income taxes are attributable to the income of Holdings and its Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that Holdings and its Restricted Subsidiaries would be required to pay in respect of federal, state and local taxes for such fiscal year were Holdings, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such parent entity;

(c) customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company of Holdings to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of Holdings and its Restricted Subsidiaries;

(d) general corporate operating and overhead costs and expenses of any direct or indirect parent company of Holdings to the extent such costs and expenses are attributable to the ownership or operation of Holdings and its Restricted Subsidiaries; and

(e) fees and expenses other than to Affiliates of Holdings related to any unsuccessful equity or debt offering of such parent entity.

provided, that all payments made under this clause (15) after the Closing Date shall not exceed $1.0 million in any calendar year plus such amounts as are reasonably required to pay customary fees and expenses directly related to the preparation of an initial public offering of any direct or indirect parent of Holdings; provided further, that no fees owing on (accrued or otherwise) or in respect of any Sponsor Management Agreement may be paid, directly or indirectly, under this clause (15); and

(16) payments in respect of obligations under the Sponsor Management Agreement in an aggregate amount not to exceed $3,333,333.33 in any calendar year beginning January 1, 2014, plus any Out-Of-Pocket-Expenses (as defined in the Sponsor Management Agreement) payable pursuant to the terms of the Sponsor Management Agreement as in effect on the Closing Date;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clause (16) of this Section 4.07(b), no Default shall have occurred and be continuing or would occur as a consequence thereof.

(c) Holdings will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by Holdings and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investment.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to Section 4.07(a) hereof or under clause (7) or (10) of Section 4.07(b) hereof, or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

(d) Notwithstanding anything to the contrary, Holdings shall not, and shall not permit any Restricted Subsidiary to (i) make a Restricted Payment to, including an Investment in, any direct or indirect parent of Holdings or any of their Affiliates utilizing Section 4.07(a)(3)(a) (regarding consolidated Net Income) hereunder, (ii) make any Investment any portion of which is used to prepay, redeem, purchase, defease, refinance, secure, finance redemptions or make payments in respect of Indebtedness of any direct or indirect parent of Holdings or any of their Affiliates (other than Holdings or any Restricted Subsidiary), (iii) other than pursuant to Section 4.07(b)(3), make any principal payment on, or redeem, repurchase, secure, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness or (iv) make a Restricted Payment utilizing Section 4.07(a)(3)(a) (regarding consolidated Net Income) other than for Investments in Similar Businesses.

(ll) The Indenture is hereby amended by deleting Section 4.08, and restating it as follows:

4.08	Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) Holdings shall not, and shall not permit any of its Restricted Subsidiaries that are not Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(1) (A) pay dividends or make any other distributions to Holdings or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(B) pay any Indebtedness owed to Holdings or any of its Restricted Subsidiaries;

(2) make loans or advances to Holdings or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to Holdings or any of its Restricted Subsidiaries.

(b) The restrictions in Section 4.08(a) hereof shall not apply to encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect on the Closing Date, including pursuant to the Senior Credit Facilities and the related documentation, the Second Lien Credit Agreement and the related documentation, the indenture governing the New Senior Subordinated Notes and the related documentation, the indenture governing the Second Lien Notes and the related documentation and the indentures governing the Senior Notes and the related documentation;

(2) this Indenture and the Notes;

(3) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (3) of Section 4.08(a) hereof on the property so acquired;

(4) applicable law or any applicable rule, regulation or order;

(5) any agreement or other instrument of a Person acquired by Holdings or any of its Restricted Subsidiaries in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(6) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of Holdings pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(7) Secured Indebtedness otherwise permitted to be incurred pursuant to Section 4.09 hereof and Section 4.12 hereof that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(8) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(9) other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be incurred subsequent to the Closing Date pursuant to the provisions of Section 4.09 hereof;

(10) customary provisions in joint venture agreements and other similar agreements relating solely to such joint venture;

(11) customary provisions contained in leases or licenses of intellectual property and other agreements, in each case, entered into in the ordinary course of business;

(12) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) of Section 4.08(a) hereof imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (11) of this Section 4.08(b); provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of Holdings, no more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

(13) restrictions created on a Receivables Subsidiary in connection with any Receivables Facility that, in the good faith determination of the Issuer, are necessary or advisable to effect such Receivables Facility.

(mm) The Indenture is hereby amended by deleting Section 4.9 and restating it as follows:

Section 4.9	Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a) Holdings shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and Holdings will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that Holdings may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Guarantor may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if (1) the Fixed Charge Coverage Ratio on a consolidated basis for Holdings and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period and (2) the net cash proceeds of such Indebtedness, Disqualified Stock or shares of Preferred Stock shall be used by Holdings or any such Guarantor in Investments in Similar Businesses permitted under this Indenture or in the ordinary course of business operations of Holdings and its Restricted Subsidiaries, excluding any refinancing, repayment or other financing transaction involving Equity Interests, Disqualified Stock, Preferred Stock or Subordinated Indebtedness.

(b) The provisions of Section 4.09(a) hereof shall not apply to:

(1) the incurrence of Indebtedness under Credit Facilities by Holdings, the Issuer or any Guarantor and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount of $2,609 million outstanding at any one time, less the aggregate of mandatory principal payments actually made by the borrower thereunder after the Closing Date in respect of Indebtedness thereunder with Net Proceeds from an Asset Sale or series of related Asset Sales;

(2) the incurrence by the Issuer and any Guarantor of Indebtedness represented by (a) the Notes (including any Guarantee), (b) the New Senior Notes (including any guarantee thereof) and (c) the New Senior Subordinated Notes (including any guarantee thereof);

(3) Indebtedness of Holdings and its Restricted Subsidiaries in existence on the Closing Date (other than Indebtedness described in clauses (1), (2) and (4) of this Section 4.09(b));

(4) Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and Preferred Stock incurred by Holdings or any of its Restricted Subsidiaries, to the extent used to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets in an aggregate principal amount, together with any Refinancing Indebtedness in respect thereof and all other Indebtedness, Disqualified Stock and/or Preferred Stock issued and outstanding under this clause (4) not to exceed 5.0% of Total Assets at any time outstanding; so long as such Indebtedness exists at the date of such purchase, lease or improvement, or is created within 180 days thereafter;

(5) Indebtedness incurred by Holdings or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(6) Indebtedness arising from agreements of Holdings or its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that

(a) such Indebtedness is not reflected on the balance sheet of Holdings, or any of its Restricted Subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (6)(a)); and

(b) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by Holdings and its Restricted Subsidiaries in connection with such disposition;

(7) Indebtedness of Holdings to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor is expressly subordinated in right of payment to the Notes; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to Holdings or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness;

(8) Indebtedness of a Restricted Subsidiary to Holdings or another Restricted Subsidiary; provided that if a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor, such Indebtedness is expressly subordinated in right of payment to the Guarantee of the Notes of such Guarantor; provided further that any subsequent transfer of any such Indebtedness (except to Holdings or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness;

(9) shares of Preferred Stock of a Restricted Subsidiary issued to Holdings or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to Holdings or another of its Restricted Subsidiaries) shall be deemed in each case to be an issuance of such shares of Preferred Stock;

(10) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk with respect to any Indebtedness permitted to be incurred pursuant to this Section 4.09, exchange rate risk or commodity pricing risk;

(11) obligations in respect of performance, bid, appeal and surety bonds and completion guarantees provided by Holdings or any of its Restricted Subsidiaries in the ordinary course of business;

(12) (a) Indebtedness or Disqualified Stock of Holdings and Indebtedness, Disqualified Stock or Preferred Stock of Holdings or any Guarantor equal to 100.0% of the net cash proceeds received by Holdings since immediately after the Closing Date from the issue or sale of Equity Interests of Holdings or cash contributed to the capital of Holdings (in each case, other than proceeds of Disqualified Stock or sales of Equity Interests to Holdings or any of its Subsidiaries) as determined in accordance with clauses (3)(b) and (3)(c) of Section 4.07(a) hereof to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to Section 4.07(b) hereof or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof) and (b) Indebtedness or Disqualified Stock of Holdings and Indebtedness, Disqualified Stock or Preferred Stock of Holdings or any Guarantor not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (12)(b) since the Closing Date, does not at any one time outstanding exceed $20.0 million, provided, the net cash proceeds of such Indebtedness, Disqualified Stock or shares of Preferred Stock shall be used by Holdings or any such Guarantor in Investments in Similar Businesses permitted under this Indenture or in the ordinary course of business operations of Holdings and its Restricted Subsidiaries, excluding any refinancing, repayment or other financing transaction involving Equity Interests, Disqualified Stock, Preferred Stock or Subordinated Indebtedness;

(13) the incurrence by Holdings or any Restricted Subsidiary, of Holdings of Indebtedness, Disqualified Stock or Preferred Stock which serves to refund or refinance any Indebtedness, Disqualified Stock or Preferred Stock incurred as permitted under Section 4.09(a) hereof and clauses (2), (3), (4) and (12)(a) of this Section 4.09(b), this clause (13) and clause (14) of this Section 4.09(b) or any Indebtedness, Disqualified Stock or Preferred Stock issued to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including reasonable tender premiums), defeasance costs and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(a) has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of, the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced,

(b) to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated or pari passu to the Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated or pari passu to the Notes or the Guarantee at least to the same extent as the Indebtedness being refinanced or refunded or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively, and

(c) shall not include:

(i) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of Holdings that is not a Guarantor (other than the Issuer) that refinances Indebtedness, Disqualified Stock or Preferred Stock of Holdings;

(ii) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of Holdings that is not a Guarantor (other than the Issuer) that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor; or

(iii) Indebtedness, Disqualified Stock or Preferred Stock of Holdings or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

and provided further that subclause (a) of this clause (13) will not apply to any refunding or refinancing of any Indebtedness outstanding under a Credit Facility;

(14) Indebtedness, Disqualified Stock or Preferred Stock of Persons (including Unrestricted Subsidiaries) that, after the Closing Date, are acquired (or designated as Restricted Subsidiaries) by Holdings, the Issuer or any Guarantor or merged into Holdings, the Issuer or a Guarantor in accordance with the terms of this Indenture; provided that after giving effect to such acquisition, designation or merger, Holdings would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test set forth in Section 4.09(a) hereof;

(15) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within two Business Days of its incurrence;

(16) Indebtedness of Holdings or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to the Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit;

(17) (a) any guarantee by Holdings or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of this Indenture, or

(b) any guarantee by a Restricted Subsidiary of Indebtedness of Holdings so long as the incurrence of such Indebtedness by Holdings is permitted under the terms of this Indenture; provided that such guarantee is incurred in accordance with Section 4.15 hereof;

(18) Indebtedness of Holdings or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business; and

(19) Indebtedness consisting of Indebtedness issued by Holdings or any of its Restricted Subsidiaries to current or former officers, directors and employees thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of Holdings or any direct or indirect parent company of Holdings to the extent described in clause (4) of Section 4.07(b) hereof.

(c) For purposes of determining compliance with this Section 4.09:

(1) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (19) of Section 4.09(b) hereof or is entitled to be incurred pursuant to Section 4.09(a) hereof, the Issuer, in its sole discretion, will classify or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses; provided that all Indebtedness outstanding under the Credit Facilities on the Closing Date will be treated as incurred on the Closing Date under clause (1) of Section 4.09(b) hereof and all Notes issued hereunder, the New Senior Notes and the New Senior Subordinated Notes will be treated as incurred under clause (2) of Section 4.09(b) hereof; and

(2) at the time of incurrence, the Issuer will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Section 4.09(a) and Section 4.09(b) hereof.

Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness, Disqualified Stock or Preferred Stock will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 4.09.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

(nn) The Indenture is hereby amended by deleting Section 4.10 and restating it as follows:

Section 4.10	Asset Sales.

(a) Holdings shall not, and shall not permit any of its Restricted Subsidiaries to, cause, make or suffer to exist an Asset Sale, unless:

(1) Holdings or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of; and

(2) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by Holdings or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

(a) any liabilities (as shown on Holdings’ or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of Holdings or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Notes, that are assumed by the transferee of any such assets and for which Holdings and all of its Restricted Subsidiaries have been validly released by all creditors in writing,

(b) any securities received by Holdings or such Restricted Subsidiary from such transferee that are converted by Holdings or such Restricted Subsidiary into cash (to the extent of the cash received) within 120 days following the closing of such Asset Sale, and

(c) any Designated Non-cash Consideration received by Holdings or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed 2.5% of Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this provision and for no other purpose.

(b) Within 365 days after the receipt of any Net Proceeds of any Asset Sale, Holdings or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale,

(1) to permanently reduce:

(a) Obligations under the Senior Credit Facilities; and to correspondingly reduce commitments with respect thereto;

(b) Obligations under Senior Indebtedness that is secured by a Lien, which Lien is permitted by this Indenture, and to correspondingly reduce commitments with respect thereto;

(c) Obligations under other Senior Indebtedness (and to correspondingly reduce commitments with respect thereto), provided that the Issuer shall equally and ratably reduce Obligations under the Notes as provided under Section 3.07 hereof or reduce such Obligations through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below under Section 4.10(c) hereof) to all Holders to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes that would otherwise be prepaid; or

(d) Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to Holdings or another Restricted Subsidiary;

(2) to make (a) an Investment in any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in Holdings or another of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) capital expenditures or (c) acquisitions of other assets, in each of (a), (b) and (c), used or useful in a Similar Business, or

(3) to make an investment in (a) any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in Holdings or another of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) properties or (c) acquisitions of other assets that, in each of (a), (b) and (c), replace the businesses, properties and/or assets that are the subject of such Asset Sale;

provided that, in the case of clauses (2) and (3) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as Holdings, or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, Holdings or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination; provided further that if any Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds.

(c) Any Net Proceeds from the Asset Sale that are not invested or applied as provided and within the time period set forth in the first sentence of the preceding paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $35.0 million, the Issuer shall make an offer to all Holders of the Notes and, if required by the terms of any Indebtedness that is pari passu with the Notes (“Pari Passu Indebtedness”), to the holders of such Pari Passu Indebtedness (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of the Notes and such Pari Passu Indebtedness that is at least $1.00 or an integral multiple of $1.00 thereafter, that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $35.0 million by mailing the notice required pursuant to the terms of this Indenture, with a copy to the Trustee.

To the extent that the aggregate amount of Notes and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in this Indenture. If the aggregate principal amount of Notes or the Pari Passu Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such Pari Passu Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes or such Pari Passu Indebtedness tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset to zero.

(d) Pending the final application of any Net Proceeds pursuant to this Section 4.10, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by this Indenture.

(e) The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

(oo) The Indenture is hereby amended by deleting Section 4.11 and restating it as follows:

Section 4.11	Transactions with Affiliates.

(a) Holdings will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into any agreement after the Closing Date relating to the refinance or payment or satisfaction of any Indebtedness of an Affiliate, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Holdings (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $5.0 million, unless:

(1) such Affiliate Transaction involves the business operations of, or services rendered to, Holdings or any of its Restricted Subsidiaries and is on terms that are not materially less favorable to Holdings or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Holdings or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(2) the Issuer delivers to the Trustee a resolution adopted by the majority of the board of directors of the Issuer disinterested with respect to such Affiliate Transaction approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) of this Section 4.11(a).

(b) The provisions of Section 4.11(a) will not apply to the following:

(1) transactions between or among Holdings or any of its Restricted Subsidiaries;

(2) Restricted Payments permitted by Section 4.07 hereof and the definition of “Permitted Investments”;

(3) [Reserved];

(4) the payment of reasonable and customary fees paid to, and indemnities provided for the benefit of, officers, directors (except for fees of directors appointed by the Investors), employees or consultants of Holdings, any of its direct or indirect parent companies or any of its Restricted Subsidiaries;

(5) transactions in which Holdings or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to Holdings or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to Holdings or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Holdings or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(6) any agreement as in effect as of the Closing Date, or, other than in respect of the Sponsor Management Agreement, any amendment thereto (so long as any such amendment is not disadvantageous to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Closing Date, and to the extent such amendment involves aggregate payments or consideration in excess of $20.0 million, a resolution is adopted by the majority of the board of directors of the Issuer approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) of this Section 4.11(a));

(7) the existence of, or the performance by Holdings or any of its Restricted Subsidiaries of its obligations under the terms of, the amended and restated shareholders’ agreement among Travelport Worldwide Limited, Travelport Holdings Limited, Travelport Limited and the other parties thereto, dated as of the Closing Date (including any registration rights agreement or purchase agreement related thereto);

(8) the Transaction and the payment of all fees and expenses related to the Transaction, in each case as Disclosed in any offering memorandum relating to the transaction;

(9) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture which are fair to Holdings and its Restricted Subsidiaries, in the reasonable determination of the board of directors of Holdings or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(10) the issuance of Equity Interests (other than Disqualified Stock) of Holdings to any Permitted Holder or to any director, officer, employee or consultant;

(11) sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

(12) [Reserved];

(13) payments or loans to employees or consultants of Holdings, any of its direct or indirect parent companies or any of its Restricted Subsidiaries and employment agreements, stock option plans and other similar arrangements with such employees or consultants which, in each case, are approved by a majority of the board of directors of Holdings in good faith; and

(14) investments by the Investors in securities of Holdings or any of its Restricted Subsidiaries so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) with respect to debt securities, the investment contains provisions that (x) with respect to any debt securities with Liens ranking pari passu with Liens granted under the Second Lien Credit Agreement that are issued in exchange for or otherwise offered to lenders under the Second Lien Credit Agreement, are similar to the voting restrictions in Section 10.01 of the Second Lien Credit Agreement for Debt Affiliates (as defined in the Second Lien Credit Agreement) and (y) with respect to any other debt securities, contain substantially similar restrictions on direction, waivers or consents for such debt securities held by Affiliates of the Issuer as Section 2.09 and the definition of “Affiliate” hereunder.

(pp) The Indenture is hereby amended by deleting Section 4.12 and restating it as follows:

Section 4.12	Liens.

Holdings shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures obligations under any Indebtedness or any related Guarantee, on any asset or property of the Issuer or any Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1) in the case of Liens securing Subordinated Indebtedness, the Notes and related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2) in all other cases, the Notes or the Guarantees are equally and ratably secured, except that the foregoing shall not apply to (A) Liens securing the Notes and the related Guarantees and (B) Liens securing Indebtedness permitted to be incurred under Credit Facilities, including any letter of credit facility relating thereto, that was permitted by the terms of this Indenture to be incurred pursuant to clause (1) of Section 4.09(b) hereof, and Liens securing Indebtedness issued as payment-in-kind interest thereon.

(qq) The Indenture is hereby amended by deleting Section 4.13 and restating it as follows:

Section 4.13	Corporate Existence.

Subject to Article 5 hereof, Holdings shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its corporate existence, and the corporate,

partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of Holdings or any such Restricted Subsidiary and (ii) the rights (charter and statutory), licenses and franchises of Holdings and its Restricted Subsidiaries; provided that Holdings shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Restricted Subsidiaries, if Holdings in good faith shall determine that the preservation thereof is no longer necessary or desirable in the conduct of the business of Holdings and its Restricted Subsidiaries, taken as a whole.

(rr) The Indenture is hereby amended by deleting Section 4.14(d) and restating it as follows:

(d) Other than as specifically provided in this Section 4.14, any purchase pursuant to this Section 4.14 shall be made pursuant to the provisions of Sections 3.02, 3.05 and 3.06 hereof.

(ss) The Indenture is hereby amended by deleting Section 4.15 and restating it as follows:

Section 4.15	Limitation on Guarantees of Indebtedness by Restricted Subsidiaries.

(a) Holdings shall not permit any of its Wholly-Owned Subsidiaries that are Restricted Subsidiaries (and non-Wholly-Owned Subsidiaries if such non-Wholly-Owned Subsidiaries guarantee other capital markets debt securities), other than a Guarantor or a Foreign Subsidiary, to guarantee the payment of any Indebtedness of Holdings, the Issuer or any other Guarantor unless:

(1) such Restricted Subsidiary within 30 days executes and delivers a supplemental indenture to this Indenture, the form of which is attached as Exhibit D hereto, providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Issuer or any Guarantor:

(a) if the Notes or such Guarantor’s Guarantee are subordinated in right of payment to such Indebtedness, the Guarantee under the supplemental indenture shall be subordinated to such Restricted Subsidiary’s guarantee with respect to such Indebtedness substantially to the same extent as the Notes are subordinated to such Indebtedness; and

(b) if such Indebtedness is by its express terms subordinated or junior in right of payment (without regard to any security interest) to the Notes or such Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated or junior in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes;

(2) such Restricted Subsidiary waives and shall not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against Holdings or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee; and

(3) such Restricted Subsidiary shall deliver to the Trustee an Opinion of Counsel to the effect that, subject to customary assumptions and exclusions:

(a) such Guarantee has been duly executed and authorized; and

(b) such Guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity;

provided that this Section 4.15(a) shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

(b) Neither GIT nor any GIT Successor (as defined below) shall sell, assign, transfer, lease, convey or otherwise dispose of (each referred to in this Section 4.15(b) as a “disposition”) any of its properties or assets (other than, in the ordinary course of business, (i) dispositions of Cash Equivalents or Investment Grade Securities and (ii) de minimus dispositions of other assets) to a Person that is not a Guarantor, unless:

(i) such Person within 15 days executes and delivers a supplemental indenture to this Indenture, the form of which is attached as Exhibit D hereto, providing for a Guarantee by such Person;

(ii) such Person waives and shall not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against Holdings or any Restricted Subsidiary as a result of any payment by such Person under its Guarantee; and

(iii) such Person shall deliver to the Trustee an Opinion of Counsel to the effect that, subject to customary assumptions and exclusions:

(A) such Guarantee has been duly executed and authorized; and

(B) such Guarantee constitutes a valid, binding and enforceable obligation of such Person, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity;

(such Person and any successor Person providing a Guarantee in accordance with this Section 4.15(b) being a “GIT Successor”);

provided that this Section 4.15(b) shall not be applicable to any disposition made in compliance with Section 4.10 hereof (without giving effect to any of the exclusions set forth in the definition of “Asset Sale”).

(tt) The Indenture is hereby amended by deleting Section 4.16 and restating it as follows:

Section 4.16	Limitation on Sale and Lease-Back Transactions.

Holdings shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any Sale and Lease-Back Transaction; provided that Holdings or any Restricted Subsidiary thereof may enter into a Sale and Lease-Back Transaction if:

(1) Holdings or the relevant Restricted Subsidiary could have incurred Indebtedness in an amount equal to the Attributable Debt related to the Sale and Lease-Back Transaction pursuant to Section 4.09 hereof; and

(2) Holdings or the relevant Restricted Subsidiary applies the proceeds of such Sale and Lease-Back Transaction in compliance with Section 4.10, as applicable.

(uu) The Indenture is hereby amended by deleting Section 6.02 and restating it as follows:

Section 6.02	Acceleration.

If any Event of Default occurs and is continuing under this Indenture, the Trustee or the Holders of at least 25% in principal amount of the then total outstanding Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately. Upon the effectiveness of such declaration, such principal and interest shall be due and payable immediately. Upon the effectiveness of such declaration, such principal and interest shall be due and payable immediately; provided, however, that so long as any Indebtedness permitted to be incurred under this Indenture as part of the Senior Credit Facilities shall be outstanding, no such acceleration shall be effective until the earlier of:

(1) acceleration of any such Indebtedness under the Senior Credit Facilities;

or

(2) five Business Days after the giving of written notice of such acceleration to the Issuer and the administrative agent under the Senior Credit Facilities.

The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of all of the Holders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest, or premium that has become due solely because of the acceleration) have been cured or waived.

(vv) The Indenture is hereby amended by deleting Section 8.01 and restating it as follows:

Section 8.01	Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuer may, at its option and at any time, elect to have either Section 8.02 or 8.03 hereof applied to all outstanding Notes of any Series upon compliance with the conditions set forth below in this Article 8.

(ww) The Indenture is hereby amended by deleting Section 8.02 and restating it as follows:

Section 8.02	Legal Defeasance and Discharge.

Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes of any Series and Guarantees thereof on the date the conditions set forth below are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes of the applicable Series, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all its other obligations under such Notes and this Indenture including that of the Guarantors (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(a) the rights of Holders of Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to this Indenture referred to in Section 8.04 hereof;

(b) the Issuer’s obligations with respect to Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(c) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith; and

(d) this Section 8.02.

Subject to compliance with this Article 8, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

(xx) The Indenture is hereby amended by deleting Section 8.03 and restating it as follows:

Section 8.03	Covenant Defeasance.

Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from their obligations under the covenants contained in Sections 4.03, 4.04, 4.05, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15 4.16 and 4.17 hereof and clauses (4) and (5) of Section 5.01(a), Sections 5.01(c) and 5.01(d) hereof with respect to the outstanding Notes of the applicable Series on and after the date the conditions set forth in Section 8.04 hereof are satisfied (“Covenant Defeasance”), and the Notes of such Series shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes of the applicable Series, the Issuer may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03 hereof, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(a)(3), 6.01(a)(4), 6.01(a)(5), 6.01(a)(6) (solely with respect to Restricted Subsidiaries that are Significant Subsidiaries), 6.01(a)(7) (solely with respect to Restricted Subsidiaries that are Significant Subsidiaries) and 6.01(a)(8) hereof shall not constitute Events of Default.

(yy) The Indenture is hereby amended by deleting Section 8.04 and restating it as follows:

The following shall be the conditions to the application of either Section 8.02 or 8.03 hereof to the outstanding Notes of either Series:

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes of either Series:

(1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes of the applicable Series, cash in U.S. dollars, U.S. dollar-denominated Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the Notes of such Series on the stated maturity date or on the Redemption Date, as the case may be, of such principal, premium, if any, or interest on such Notes and the Issuer must specify whether such Notes are being defeased to maturity or to a particular Redemption Date;

(2) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

(a) the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(b) since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the Notes of such Series will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the Notes of such Series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Senior Credit Facilities, the Senior Notes or the indentures pursuant to which the Senior Notes were issued, the New Senior Subordinated Notes or the indenture pursuant to which the New Senior Subordinated Notes were issued or any other material agreement or instrument (other than this Indenture) to which, the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than that resulting from any borrowing of funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance and any similar and simultaneous deposit relating to other Indebtedness, and the granting of Liens in connection therewith);

(6) the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions following the deposit, the trust funds will not be subject to the effect of Section 547 of Title 11 of the United States Code;

(7) the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor or others; and

(8) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

(zz) The Indenture is hereby amended by deleting Section 8.05, and restating it as follows:

Section 8.05	Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06 hereof, all money and Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes of the applicable Series shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer or a Guarantor acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuer shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuer from time to time upon the request of the Issuer any money or Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

(aaa) The Indenture is hereby amended by deleting Section 8.06 and restating it as follows:

Section 8.06	Repayment to Issuer.

Subject to any applicable abandoned property law, any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium, if any, or interest on any Note of the applicable Series and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease.

(bbb) The Indenture is hereby amended by deleting Section 8.07 and restating it as follows:

Section 8.07	Reinstatement.

If the Trustee or Paying Agent is unable to apply any United States dollars or Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s obligations under this Indenture and the Notes so defeased pursuant to this Article 8 shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided that, if the Issuer makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

(ccc) The Indenture is hereby amended by deleting Section 9.01(11)

(ddd) The Indenture is hereby amended by deleting Section 13.01 and restating it as follows:

Section 13.01	Satisfaction and Discharge.

This Indenture shall be discharged and shall cease to be of further effect as to all Notes of either Series, when either:

(1) all Notes of the applicable Series theretofore authenticated and delivered, except lost, stolen or destroyed Notes of the applicable Series which have been replaced or paid and Notes of the applicable Series for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2) (A) all Notes of the applicable Series not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer and the Issuer or any Guarantor have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Notes of the applicable Series, cash in U.S. dollars, U.S. dollar-denominated Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes of the applicable Series not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(B) no Default (other than that resulting from borrowing funds to be applied to make such deposit or any similar and simultaneous deposit relating to other Indebtedness) with respect to this Indenture or the Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under the Senior Credit Facilities, Senior Subordinated Notes (or the indentures governing the Senior Subordinated Notes) or any other material agreement or instrument (other than this Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than resulting from any borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness);

(C) the Issuer has paid or caused to be paid all sums payable by it under this Indenture; and

(D) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes of the applicable Series at maturity or the Redemption Date, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, if money shall have been deposited with the Trustee pursuant to subclause (A) of clause (2) of this Section 11.01, the provisions of Section 11.02 and Section 8.06 hereof shall survive.

(eee) The Indenture is hereby amended by deleting Section 13.02 and restating it as follows:

Section 13.02	Application of Trust Money.

Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 11.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes of the applicable Series and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 11.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantor’s obligations under this Indenture and the Notes of the Series so satisfied and discharged pursuant to this Article 13 shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01 hereof; provided that if the Issuer has made any payment of principal of, premium, if any, or interest on any Notes of the applicable Series because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

(fff) The Indenture is hereby amended by adding Section 14.18, “Agreement of Holders” as follows:

Section 14.18	Agreement of Holders.

Notwithstanding anything to the contrary in this Indenture, (i) no Holder shall take any action contrary to the direction given to the Trustee by Holders to dismiss with prejudice and release all claims, counterclaims and/or third-party claims that were asserted or could have been asserted by the Trustee or the Holders in connection with the 2011 Restructuring Transactions, including those asserted in the Lawsuit, (ii) no Holder shall have any rights with respect to any claims, counterclaims and/or third-party claims that were asserted or could have been asserted by the Trustee or the Holders in connection with the 2011 Restructuring Transactions, including those asserted in the Lawsuit, and (iii) no Holder shall have any rights with respect to any claims that could be asserted against the Trustee in connection with the Trustee’s execution of the Stipulation and the Trustee Release. The terms “2011 Restructuring Transactions,” “Lawsuit,” “Stipulation,” and “Trustee Release” will have the meanings ascribed to such terms in the Consent Solicitation Statement.

(3) Effectiveness. The provisions of Section 2 of this Sixth Supplemental Indenture shall become effective immediately but shall not become operative until both (i) the Issuer pays the Consent Fee (as defined in the Consent Solicitation Statement) to Holders who have validly submitted (and not revoked) Notes in accordance with the terms of the Consent Solicitation Statement and (ii) the Issuer informs the Trustee in writing that the payment in clause (i) has been made.

(4) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Sixth Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Issuer. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed by the Trustee by reason of this Sixth Supplemental Indenture. In entering into this Sixth Supplemental Indenture, the Trustee (i) shall not be deemed to have effected or committed to the enforceability of any provision herein which would not otherwise be enforceable and (ii) shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee (including, without limitation, indemnification of the Trustee by the Issuer), whether or not elsewhere herein so provided.

(5) Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(6) Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

(7) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(8) Successors. All agreements of the Issuer in this Sixth Supplemental Indenture shall bind its Successors, except as otherwise provided in this Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

(9) Validity; Enforceability. In case any provisions of this Sixth Supplemental Indenture shall be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties hereto have caused this Sixth Supplemental Indenture to be duly executed and attested, all as of the date first above written.

TRAVELPORT LLC

By:	/s/ Rochelle J. Boas
	Name:	Rochelle J. Boas
	Title:	Senior Vice President and Secretary

TRAVELPORT HOLDINGS, INC.

By:	/s/ Rochelle J. Boas
	Name:	Rochelle J. Boas
	Title:	Senior Vice President and Secretary

Signature Page – Sixth Supplemental Indenture (Senior Subordinated Notes)

COMPUTERSHARE TRUST COMPANY, N.A., AS TRUSTEE

By:	/s/ Tina Vitale
Name: Tina Vitale
Title: SVP, Corporate Trust

Signature Page – Sixth Supplemental Indenture (Senior Subordinated Notes)